EXHIBIT 17

                             CONFIRMATION OF WAIVER

This Confirmation of Waiver (this "Confirmation"), dated as of December 28, 2001, is provided to Mendocino Brewing Company, Inc., a California corporation ("Borrower"), and United Breweries of America, Inc., a Delaware corporation ("Lender").

                                    RECITALS

A. Borrower and Lender entered into a Master Line of Credit Agreement dated August 31, 1999 (the Master Line of Credit Agreement, together with all amendments thereto shall hereinafter be referred to, collectively, as the "Master Agreement"), which provides that on the terms and conditions contained therein, Lender would make available to Borrower a credit facility in the principal amount of $800,000.

B. The Master Agreement was subsequently amended on April 28, 2000, and February 12, 2001, to increase the principal amount available under the credit facility to an aggregate of $1,600,000.

C. Pursuant to the Master Agreement, Borrower made twelve (12) promissory notes in favor of Lender (collectively, the "Notes").

D. Pursuant to Section 6 of the Notes, upon the issuance of any securities at a price less than $1.50 per share, the conversion price of the Notes shall be adjusted to reflect such issuance on a weighted average basis.

E. In exchange for all of the issued and outstanding capital stock of United Breweries International (UK) Limited, Borrower issued and sold 5,500,000 shares of common stock (the "Transaction").

F. In connection with the Transaction, Lender waived its rights to reduce its conversion price to prevent additional dilution to the shareholders of Borrower.

G. Borrower and Lender wish to confirm such waiver by this Confirmation.

                                  CONFIRMATION

1. Waiver. Lender hereby confirms that, effective as of August 13, 2001, Lender has completely waived any and all of Lender's rights with regard to conversion rate protection as set forth in Section 6 of each of the Notes.

2. Governing Law. This Confirmation shall be governed by and construed in accordance with the laws of the State of California, without regard to the conflicts of laws principles of that or any other jurisdiction.

3. Assignment; Successors and Assigns. This Confirmation shall bind and inure to the benefit of the parties and their respective heirs, successors and assigns.


                              Exhibit 17 - page 1

IN WITNESS WHEREOF, this Confirmation has been duly executed as of the date set forth above.



                                           Lender:

                                           UNITED BREWERIES OF AMERICA, INC.
                                           a Delaware corporation


                                           By: /s/ Anil Pisharody
                                              ---------------------------------
                                           Name: Anil Pisharody
                                                -------------------------------
                                           Title: Secretary
                                                 ------------------------------




THE FOREGOING IS ACKNOWLEDGED AND AGREED:



Borrower:

MENDOCINO BREWING COMPANY, INC.
a California corporation


By: /s/ N. Mahadevan
   -----------------------------------

Name: N. Mahadevan
     ---------------------------------

Title: Secretary
      --------------------------------